Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by and between Mercury Computer Systems, Inc. (the “Company”) and Joel B. Radford, 10 Shedd Lane, Hollis, New Hampshire 03049 (“Mr. Radford”).

A.    As a result of issues that have been discussed with Mr. Radford, the Company has decided to terminate Mr. Radford’s employment.

B.    The parties desire to enter into a written agreement embodying their mutual understanding and promises concerning the resolution of all issues concerning Mr. Radford’s employment at the Company and the termination of that employment.

Now, therefore, in consideration of the mutual promises set forth below, and intending to be legally bound, the parties agree as follows:

1.    Separation Date. Mr. Radford’s last day of employment at the Company will be June 30, 2008 (the “Separation Date”). As of the end of the business day on the Separation Date, Mr. Radford shall cease to hold the position of Vice President, Strategic Operations. Subject to the execution of this Agreement and the expiration of the revocation period set forth in Section 14 of this Agreement, Mr. Radford’s separation from the Company shall be treated as a termination without cause.

2.    Severance Pay. In full consideration of Mr. Radford’s acceptance of all terms and conditions of this Agreement, and subject to his performance hereunder, the Company shall also provide Mr. Radford with the following special benefits, which Mr. Radford acknowledges and agrees he is not owed and to which he would not otherwise be entitled:

a.    For the period starting on the Effective Date (as defined in Section 17 of this Agreement) and continuing for fifty-two (52) weeks thereafter (the “Severance Period”), the Company shall pay Mr. Radford’s regular base salary rate in effect on the Separation Date, less legally required and voluntarily authorized deductions (the “Severance Pay”). The Severance Pay shall be paid to Mr. Radford in accordance with the Company’s customary payroll practices beginning promptly after the Effective Date. Mr. Radford hereby acknowledges and agrees that the Severance Pay will provide him with at least four (4) weeks more in salary continuation than he would otherwise be entitled to under the standard practices ordinarily applicable to employees of the Company whose employment is terminated.

b.    Mr. Radford will be eligible to earn a fiscal year 2008 target bonus payment, which will be based on the Company’s financial performance in fiscal year 2008 and the Company’s evaluation of Mr. Radford’s achievement of his specific Management-by-Results objectives, as determined by the Company in its sole discretion.

c.    If Mr. Radford is considered a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on his Separation Date and the Severance Pay payable hereunder is considered deferred compensation subject to Section 409A of the Code, no payments of Severance Pay will be paid during the six-(6)-month period following the Separation Date. Any amount that would have been paid during such six-(6)-month period but for the provisions of the preceding sentence shall be paid in a lump sum within the first five (5) days of the seventh (7th) month following the Separation Date.

d.    Any unpaid portions of the compensation described in Sections 2(a) and 2(b) of this Agreement shall be paid to Mr. Radford’s estate in the event of his death, on the condition that he has signed this Agreement and has not exercised his right to revoke this Agreement under Section 14 of this Agreement.

3.    Benefits.

a.    During the Severance Period, the Company will pay its regular contribution towards Mr. Radford’s participation in the Company’s group health insurance plan, provided that Mr. Radford elects to continue such participation by signing and returning the COBRA form that will be mailed to his home. Thereafter, Mr. Radford will be responsible for the entire premium cost of his participation in such plans, in accordance with the federal law known as COBRA and the terms of those plans.

b.    The Company shall pay the cost of providing Mr. Radford with outplacement services up to a maximum of $30,000 provided that (i) Mr. Radford begins to utilize such services within six (6) months following the Separation Date, and (ii) such services are provided by an outplacement provider approved by the Company (which approval shall not be unreasonably withheld, delayed, or conditioned). Such payment shall be made by the Company directly to the service provider promptly after such services have been provided to Mr. Radford and Mr. Radford has given the Company documentation confirming that such services have been so provided.

c.    Except as may be otherwise provided in this Agreement, Mr. Radford’s right to any and all Company benefits will terminate on the Separation Date.

4.    Return of Company Property. Mr. Radford acknowledges, warrants, and represents that, as of the date of his signing this Agreement, he has returned all property owned by the Company that was in his possession, custody, or control, including, but not limited to, any credit cards (or credit cards on which the Company is a guarantor), building or office keys, identification cards, computers and computer equipment, telephones, pagers, fax machines, and printers. Mr. Radford agrees to repay to the Company the amounts of any temporary or permanent advances previously made to him by the Company which remain outstanding and any unpaid balances on any credit cards of monies due to the Company or for which the Company is a guarantor.

5.    Integrity of Company Records. Mr. Radford agrees to leave intact all electronic Company documents, including those that he developed or helped to develop during his employment. Mr. Radford warrants and represents to the Company that he has not deleted, destroyed, altered, concealed, or falsified any documents, emails, or other records of the Company, and that he has not copied any such materials without written permission from the Company, except as may be authorized by the Company’s written policies.

6.    Protection of Confidential Information. Mr. Radford acknowledges that in the course of his employment with the Company or any of its predecessor companies, he has had access to confidential information and trade secrets relating to business affairs of the Company and/or its predecessor companies or subsidiaries or affiliates (“Confidential Information”). Mr. Radford agrees to maintain the confidentiality of the Confidential Information. Mr. Radford agrees that, at no time following his execution of this Agreement, will he disclose or otherwise make available to any person, company, or other party, any Confidential Information. This Agreement shall not limit any obligations that Mr. Radford may have under applicable federal or state laws or any other agreements that he may have with the Company.

7.    Business Expenses and Compensation. Mr. Radford acknowledges that he has been reimbursed by the Company for all business expenses incurred in connection with his employment at the Company and that no other reimbursements are owed to him. Mr. Radford further acknowledges that he has received payment in full for all services rendered in conjunction with his employment at the Company and that no other compensation is owed to him.

8.    Confidentiality of this Agreement. To the extent permitted by law, Mr. Radford agrees to hold the existence and provisions of this Agreement in confidence, and not to disclose, directly or by implication, its existence or any of its provisions, except (a) to his spouse or immediate family members, or his legal and financial advisors (in each case on the condition that those parties cannot disclose the same to any others, except as required by law), and (b) to the extent required by law or to the extent necessary to enforce his rights under this Agreement.

9.    Entitlement to Unemployment. The Company agrees not to challenge Mr. Radford’s entitlement to applicable unemployment compensation benefits.

10.    Advice of Counsel. Mr. Radford is advised to consult with an attorney before signing this Agreement. By signing this Agreement, Mr. Radford acknowledges and agrees that the Company has advised him in writing to consult with an attorney concerning this Agreement, including, but not limited to, by providing Mr. Radford with a copy of this Agreement to review in detail before signing. Mr. Radford further acknowledges and agrees that he is responsible for payment of all of his own legal fees and expenses incurred in connection with the review of this Agreement and the resolution of any and all Claims (as defined herein) that he may have against the Company.

11.    No Solicitation or Disparagement. Mr. Radford shall not, either directly or indirectly, on his behalf or on the behalf or others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any other business, any person employed by the Company or its subsidiaries or affiliates whether or not such employee is a full-time employee or a temporary employee of the Company or its subsidiaries or affiliates. Mr. Radford shall not, either directly or indirectly, disparage the Company or its services or products or any of the persons or entities that are released under the provisions of Section 12 of this Agreement. Nothing in this Agreement shall prohibit Mr. Radford from providing truthful testimony in response to a subpoena or other legal process.

12.    Release.

a.    Released Claims. In consideration of the payment by the Company to Mr. Radford of the Severance Pay described in Section 2(a) of this Agreement, which Mr. Radford acknowledges he would not otherwise be entitled to receive, Mr. Radford, for himself and his heirs, executors, administrators, representatives, and successors, hereby fully, forever, and unconditionally releases, acquits, and discharges the Company and its subsidiaries, other affiliated entities, predecessors, successors, and assigns, and the officers, directors, shareholders, holders of any interest, principals, employees, attorneys, agents, and other representatives of or in each of them (the “Released Parties”) of and from any and all claims, charges, complaints, actions, causes of action, suits, rights, debts, sums of money, agreements, covenants, contracts, promises, omissions, representations, accounts, reckonings, obligations, damages, costs, liabilities, expenses, and demands (the previously listed items being sometimes referred to collectively in this Agreement as “Claims”) of any kind and nature whatsoever, whether known, unknown, presently existing, contingent, or conditional, in law or in equity, which Mr. Radford ever had or now has against the Released Parties, for or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date on which Mr. Radford signed this Agreement, including, but not limited to, any and all Claims arising out of Mr. Radford’s employment at, and/or separation from, the Company (the “Released Claims”), which Released Claims shall include, but not be limited to, any Claims under or in connection with any or all of the following:

i.	The Massachusetts Fair Employment Practices Act, which includes Massachusetts General Law, Chapter 151B, as amended; the Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq., as amended; the Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C, as amended; the Massachusetts Consumer Protection Act, G.L. c. 93 A, as amended; the Massachusetts Civil Rights Act, G.L. c.12, § 11, as amended; and the Massachusetts Equal Rights Act, G.L. c. 93, as amended;

ii.	The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 626 et seq.;

iii.	The Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.;

iv.	The Employee Retirement Income and Security Act, 29 U.S.C. § 1001, et seq.;

v.	The Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;

vi.	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

vii.	The Equal Pay Act of 1963, Public Law 88-38;

viii.	The Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.;

ix.	The National Labor Relations Act, 29 U.S.C. § 151 et seq.;

x.	The Occupational Safety and Health Act, 29 U.S. C. § 651 et seq.;

xi.	The Rehabilitation Act, 29 U.S.C. § 701 et seq.;

xii.	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e et seq.;

xiii.	The Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.;

xiv.	Any other federal, state, or local law, including any attorneys’ fees that could be awarded in connection with these or any other Claims;

xv.	Any and all common-law Claims under contract or tort theories, including, but not limited to:

1.	Breach of contract, breach of an express or implied promise, breach of the implied covenant of good faith and fair dealing, or breach of fiduciary duty;

2.	Interference with contractual relations;

3.	Promissory estoppel;

4.	Breach of employee handbooks, manuals, or other policies;

5.	Any Claim under or associated with any of the Company’s equity compensation plans or arrangements, except with respect to any stock options and restricted stock awards of the type specified in Section 3 of this Agreement;

6.	Assault or battery;

7.	Invasion of privacy;

8.	False imprisonment;

9.	Intentional or negligent misrepresentation, or fraud;

10.	Retaliation, or intentional or negligent infliction of emotional distress;

11.	Defamation (including, but not limited to, all forms of libel, slander, and self-defamation);

12.	Wrongful discharge, or wrongful discharge in violation of public policy;

13.	Negligence, including, but not limited to, negligent hiring, retention, or supervision;

14.	Any other Claim based on any theory, whether developed or undeveloped, arising from or related to Mr. Radford’s employment or the termination of his employment at the Company, or any other fact or matter occurring prior to Mr. Radford’s signing of this Agreement;

15.	Any other Claim arising under or related to any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules, regulations, or public policies; and/or

16.	Any other Claim arising under common law.

b.    Exclusions. The only Claims excluded from the Released Claims are (i) Claims for breach of this Agreement by the Company, (ii) Claims that first arise after the date on which Mr. Radford signed this Agreement, (iii) Claims concerning vested benefits under any retirement and/or pension plans or other plans under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), and (iv) Claims to defense and indemnification by the Company for actions taken by Mr. Radford in the course and scope of his employment at the Company, provided, however, that the Company makes no representations or warranties pertaining to Mr. Radford’s right to make any such Claims. Nothing in this Agreement shall prohibit Mr. Radford from filing a Claim with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that Mr. Radford acknowledges that he may not be able to recover any monetary benefits in connection with such Claim or proceeding).

13.    Covenant Not to Sue. Mr. Radford also covenants not to sue the Released Parties on any Claim covered by the foregoing release, provided that this covenant will not apply to Claims under the Age Discrimination in Employment Act. Thus, any legal action challenging this Agreement that directly pertains to the Age Discrimination in Employment Act is not prohibited by this covenant not to sue, and such legal action would not constitute a breach of this Agreement. Mr. Radford agrees that neither he nor any of his heirs, representatives, or assigns has asserted in any forum any of the Claims described in the foregoing release. Mr. Radford further agrees that neither he nor any of his heirs, representatives, or assigns will assert in any forum any of the Claims described in the foregoing release, except that he may challenge the validity of the foregoing release under the Age Discrimination in Employment Act and he may file a charge with an administrative agency or as otherwise permitted by law. Notwithstanding the generality of this subsection (c), the foregoing release applies to the extent permitted by law, and, in the event that any Claim is permitted by law, Mr. Radford expressly waives his right to recover any relief, damages, and/or monetary benefit as a result of any such Claim. This Agreement is not intended to, and does not, govern any Claims that cannot be released by private agreement.

14.    Right to Revoke. Within seven (7) days after his signing of this Agreement, Mr. Radford may revoke this Agreement for any reason by informing the Company of his intent to revoke this Agreement. This Agreement will not become effective or enforceable unless and until Mr. Radford executes the Agreement and the seven-(7)-day revocation period has expired. Any such revocation must be (a) in writing, (b) received by the Company within the seven-(7)-day revocation period, (c) sent by hand delivery or certified mail with return receipt requested, and (d) addressed as follows:

Craig A. Saline

Senior Vice President, Human Resources

Mercury Computer Systems, Inc.

201 Riverneck Road

Chelmsford, Massachusetts 01824

In the event that Mr. Radford effectively revokes the Agreement, neither Mr. Radford nor the Company will have any rights or obligations whatsoever under this Agreement. Any such revocation does not, however, affect Mr. Radford’s termination of employment at the Company, effective as of the date set forth in Section 1 of this Agreement.

15.    Adequate Time to Review. Mr. Radford shall have at least twenty-one (21) days in which to consider the provisions of this Agreement before signing it. Mr. Radford may, if he so chooses, sign this Agreement prior to the expiration of such twenty-one-(21)-day period, and, if he does so, his signing of this Agreement will cause the seven-(7)-day revocation period specified in Section 14 of this Agreement to begin.

16.    Knowing and Voluntary Waiver. Mr. Radford hereby acknowledges and agrees that (a) he has read this Agreement, (b) the Company has advised him in writing to consult with an attorney of his choosing prior to signing this Agreement, (c) he understands the provisions of this Agreement, or to the extent that he has not understood any section, paragraph, sentence, clause, or provision, he has taken steps to ensure that it was explained to him, (d) he is not relying on any representations by any representative of the Company concerning the meaning of any provision of this Agreement, and (e) he has entered into this Agreement knowingly and voluntarily. Mr. Radford understands and agrees that by entering into this Agreement he is waiving any and all rights or claims that he might have arising under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was entitled in the absence of this Agreement.

17.    Effective Date. This Agreement shall not become effective until the day that is eight (8) calendar days after Mr. Radford has signed it and returned it to the person named in Section 14 of this Agreement, and then only if it has not been revoked by Mr. Radford in accordance with the provisions of Section 14 of this Agreement (the “Effective Date”).

18.    Agreements Concerning Certain Activities. To the extent permitted by law, Mr. Radford agrees that he will not in any manner or by any means directly or indirectly instigate, initiate, promote, counsel, encourage, testify, aid, provide evidence or information to, or assist in (a) any investigations, actions, disputes, differences, grievances, suits, causes of action, complaints, or claims against or relating to the Released Parties, or (b) any activities detrimental to the interests or goodwill of the Release Parties, except under a subpoena or court order to do so, and he certifies to the Company that he has not previously done so. Nothing in this Agreement shall prohibit or restrict Mr. Radford from (a) providing information to, or otherwise assisting in, an investigation by Congress, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the Massachusetts Commission Against Discrimination (“MCAD”), the National Labor Relations Board (“NLRB”), or any other federal regulatory or law enforcement agency or self-regulatory organization (“SRO”), and/or (b) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of the SEC, EEOC, NLRB, or any SRO.

19.    No Admission of Liability. This Agreement is not an admission by the Company of any liability or wrongdoing, or an admission by the Company that any of its actions or inactions are unjustified, unwarranted, discriminatory, wrongful, or in violation of any federal, state, or local law, and this Agreement shall not be interpreted as such. The Company disclaims any liability to Mr. Radford or any other person on the part of itself and/or its current or former directors, officers, employees, representatives, and agents. Mr. Radford agrees and acknowledges that this Agreement shall not be interpreted to render either the Company or Mr. Radford to be a prevailing party for any purpose, including, but not limited to, an award of attorneys’ fees under any statute or otherwise.

20.    No Pending Complaints. By signing this Agreement, Mr. Radford acknowledges that he has not filed any Claims against any of the Released Parties with any federal, state, or local court or administrative agency.

21.    Successful Enforcement of Breach. If it is determined by an arbitrator under Section 24 of this Agreement that Mr. Radford is in breach of any provision of this Agreement, the Company will have no further obligations under Section 2 of this Agreement. In the event of Mr. Radford’s breach and the Company’s successful enforcement of its rights under this Agreement by judgment or settlement, then in addition to any other remedies and damages available under law, the Company shall be entitled to repayment of all monies paid to Mr. Radford pursuant to this Agreement, and shall also be entitled to an award for all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by the Company in connection with its efforts to obtain or enforce any benefit or right provided by this Agreement. If it is determined by an arbitrator under Section 24 of this Agreement that the Company is in breach of any provision of this Agreement, then in addition to any other remedies and damages available under law, Mr. Radford shall be entitled to an award of all legal expenses and fees, including, but not limited to, the reasonable fees and disbursements of counsel, incurred by him in connection with his efforts to obtain or enforce any benefit or right provided by this Agreement.

22.    No Adequate Remedy at Law. Mr. Radford agrees that it is impossible to measure in money all of the damages that will be incurred by the Company by reason of his breach of any of his obligations under this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement, Mr. Radford hereby waives, and shall not raise in any such action or proceeding, the claim or defense that the Company has an adequate remedy at law.

23.    No Assignment. This Agreement is personal to Mr. Radford and not assignable.

24.    Governing Law and Arbitration. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted, and the balance of this Agreement shall remain in full force and effect. All disputes arising out of, or in connection with, the interpretation or breach of this Agreement, which are not promptly settled by mutual agreement of the parties, shall be finally settled by arbitration in accordance with the Employment Rules of the American Arbitration Association. Unless otherwise agreed to in writing by both parties, such arbitration shall be conducted in Boston, Massachusetts.

25.    Entire Agreement. This Agreement contains the entire agreement between Mr. Radford and the Company with respect to the subject matter of this Agreement, and there are no promises, undertakings, or understandings as to such subject matter outside of this Agreement, except as may otherwise be stated in this Agreement. This Agreement supersedes all prior or contemporaneous discussions, communications, understandings, negotiations, and agreements, whether written or oral, with respect to Mr. Radford’s employment at the Company, termination of that employment, and all related matters, except as may otherwise be stated in this Agreement. Mr. Radford’s rights to payments or employee benefits from the Company are specified exclusively and completely in this Agreement. This Agreement may only be modified or amended by a writing signed by an officer of the Company and by Mr. Radford.

In witness whereof, the parties have executed this Agreement under seal by their signatures below.

MERCURY COMPUTER SYSTEMS, INC.

By:	/S/ MARK ASLETT		/S/ JOEL B. RADFORD
	Mark Aslett President and Chief Executive Officer		Joel B. Radford

Date:	7/1/08	Date:	7/1/08